Exhibit 99.1

APPVION, INC. ANNOUNCES SETTLEMENT OF TENDER OFFER AND CONSENT SOLICITATION AND COMPLETION OF DEBT REFINANCING

APPLETON, WI — June 28, 2013 — Appvion, Inc. (“Appvion”), formerly Appleton Papers Inc., today announced the settlement of its previously announced tender offer (the “Tender Offer”) to purchase any and all of its outstanding 10.50% Senior Secured Notes due 2015 (the “First Lien Notes”) and consent solicitation (the “Consent Solicitation”) to effect certain proposed amendments (the “Proposed Amendments”) to the indenture governing the First Lien Notes (the “First Lien Notes Indenture”) (collectively, as amended, the “Tender Offer and Consent Solicitation”).

The Tender Offer and Consent Solicitation expired at 12:00 midnight, New York City time, on June 27, 2013 (the “Expiration Time”). At the Expiration Time, Appvion had received the requisite consents from holders of the First Lien Notes in connection with the Consent Solicitation to amend the First Lien Notes Indenture, and valid tenders had been received with respect to $300.71 million of the $305 million aggregate principal amount of First Lien Notes outstanding. Appvion has accepted all such First Lien Notes for payment, and the tendering noteholders received $1,059.68 per $1,000 in principal amount of First Lien Notes, including a consent payment of $50.00 per $1,000 principal amount of First Lien Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the settlement date. A supplemental indenture to the First Lien Notes Indenture reflecting the Proposed Amendments also became operative today.

Today, Appvion also announced that it has entered into a $435 million senior secured credit facility, which includes a $335 million 6-year first lien term loan facility (the “Term Loan”) and a $100 million 5-year revolving credit facility (the “Revolving Credit Facility”). The senior secured credit facility has been established pursuant to a first lien credit agreement by and among Appvion, Paperweight Development Corp. and other Guarantor parties thereto, Jefferies Finance LLC, as Joint Lead Arranger, Joint Book Runner and Administrative Agent, Fifth Third Bank, as Joint Lead Arranger, Joint Book Runner, Revolver Agent and Swing Line Lender and L/C Lender, KeyBank National Association, as Joint Lead Arranger, Joint Book Runner and Documentation Agent and the other Lenders party thereto.

Appvion also issued today a redemption notice to redeem on July 31, 2013 (the “Notes Redemption”) all of the $4.29 million aggregate principal amount of First Lien Notes outstanding after the consummation of the Tender Offer and Consent Solicitation, at a redemption price equal to $1,052.50 per $1,000 principal amount of First Lien Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the date of redemption, in accordance with the terms of the First Lien Notes Indenture.

Appvion used a portion of the Term Loan proceeds to fund amounts payable under the Tender Offer and Consent Solicitation and to pay related fees and expenses. Going forward, the proceeds of the Revolving Credit Facility will be used to provide ongoing working capital and for other general corporate purposes of Appvion and its subsidiaries.

Jefferies LLC (“Jefferies”) has acted as the dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation and i-Deal LLC (“i-Deal”) has acted as the information agent for the Tender Offer and Consent Solicitation.

This announcement is not a notice of redemption, an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offer and Consent Solicitation have been made solely by means of the Offer to Purchase and Consent Solicitation Statement dated May 31, 2013 and the accompanying Letter of Transmittal and Consent, each as supplemented and amended on June 24, 2013. The Tender Offer and Consent Solicitation have not been made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Appvion, the dealer manager and solicitation agent, the information agent, or the trustee and collateral agent under the First Lien Notes Indenture, or any of their respective affiliates, have made any recommendation as to whether or not holders should tender all or any portion of their First Lien Notes or deliver accompanying consents to the Proposed Amendments.

About Appvion, Inc.

Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. Appvion produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, Appvion undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

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